Exhibit 4-d

GUARANTEE UNDERTAKING
OF
THE ASSISTANT TREASURER
OF
SBC COMMUNICATIONS, INC.

     I, the Assistant Treasurer of SBC Communications Inc. (the "Corporation"), pursuant to the authority granted to me in the Schedule of Authorizations of the Corporation, dated as of November 19, 1999, hereby undertake on behalf of the Corporation for the benefit of the respective holders of the Subject Debt
Securities (as defined below), as follows:

     (1) The Corporation hereby unconditionally and irrevocably guarantees, as long as all of the outstanding shares of stock of a Subsidiary, as defined below, are owned, directly or indirectly, by the Corporation the punctual and full payment of all amounts payable by such Subsidiary Southwestern Bell Telephone Company, Pacific Bell Telephone Company, The Southern New England Telephone Company, Southern New England Telecommunications Corporation, Ameritech Capital Funding Corporation, The Ohio Bell Telephone Company, Wisconsin Bell, Inc., Michigan Bell Telephone Company, Indiana Bell Telephone Company Inc., and Illinois Bell Telephone Company (each, a "Subsidiary"), under each of the outstanding Debt Securities as and when the same shall become due and payable (whether at stated maturity, by declaration of acceleration, call for redemption, repayment at the option of the holder or otherwise, in accordance with the terms of each Debt Security and of each indenture under which such security was issued) (the "Guarantee"). In the event the Corporation sells, transfers or otherwise disposes of any percentage of its stock ownership of a Subsidiary, and, as a result of such sale, transfer or other disposition, such Subsidiary is no longer a wholly-owned subsidiary of the Corporation, then this Guarantee shall expire immediately and the Corporation shall be released immediately from any and all of its obligations hereunder.

     (2) Subject to the provision of Section (1) hereof, the Guarantee with respect to each outstanding Debt Security will continuously remain in effect until the entire principal of (and premium, if any) and interest, if any, on such Debt Security shall have been paid in full.

     (3) The Guarantee will constitute the direct, absolute and unconditional, unsubordinated and unsecured obligation of the Corporation ranking pari passu with all of its unsecured and unsubordinated obligations.

     (4) The holders of each Debt Security are entitled to enforce their rights under the indenture relating to such security directly against the Corporation, without first instituting a proceeding against the issuer of such security or any other person or entity, upon any event of default in payment of principal, or premium, if any, or interest, if any, on such security (whether at stated maturity, by declaration of acceleration, call for redemption, repayment at the option of the holder or otherwise).

     (5) This Guarantee undertaking is enforceable to the fullest extent permitted by law.

     (6) For the purposes of this Guarantee undertaking, the term "Debt Securities" shall mean the following:

                             See enclosed Exhibit A

     (7) The Guarantee is effective on the date hereof.

            IN WITNESS WHEREOF, I have executed this Guarantee undertaking.

Dated: January 5, 2000

/s/ Roger Wohlert
Name:  Roger Wohlert
Title: Assistant Treasurer

Exhibit A

The appendix (Exhibit A) has been updated to reflect matured and redeemed issuances.

Pacific Bell Telephone Company (“pb”)

Subsidiary	Principal	Coupon	Settlement	Maturity
pb/deb	300,000,000	7.375%	07/15/93	07/15/43

Ameritech Capital Funding Corporation (“AmerCC”)

Subsidiary	Principal	Coupon	Settlement	Maturity
AmerCC/sink	96,300,000	9.100%	06/11/91	06/01/16
AmerCC/deb	300,000,000	6.450%	01/21/98	01/15/18
AmerCC/deb	200,000,000	6.875%	10/10/97	10/15/27
AmerCC/deb	400,000,000	6.550%	01/21/98	01/15/28
AmerCC/deb	11,589,000	5.950%	01/15/98	01/15/38

Wisconsin Bell Inc. (“Wisc”)
Michigan Bell Telephone Company (“Mich”)
Indiana Bell Telephone Company Inc. (“Ind”)

Subsidiary	Principal	Coupon	Settlement	Maturity
Mich/deb	200,000,000	7.850%	01/15/92	01/15/22
Ind/deb	150,000,000	7.300%	08/20/96	08/15/26
Wisc/deb	125,000,000	6.350%	11/25/96	12/01/26